EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-183725, 333-194597, 333-202934, 333-206321, and 333-216799) on Form S-8 of Humanigen, Inc. of our report dated March 27, 2018, relating to the consolidated financial statements of Humanigen Inc., appearing in this Annual Report on Form 10-K of Humanigen, Inc. for the year ended December 31, 2017.

/s/ HORNE LLP

Ridgeland, Mississippi
March 27, 2018